                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Leggett & Platt, Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LEGGETT & PLATT, INCORPORATED LOGO]

                                                                 March 31, 2000
Dear Shareholder:

  The Board of Directors cordially invites you to attend the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 3, 2000, at 10:00 a.m. local time, at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri.

  The enclosed Proxy Statement contains two proposals from your Board of
Directors: the election of Directors and the ratification of the Board's selection of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000.

  I urge you to vote your proxy FOR each of the proposals.

  We hope you will attend the Annual Meeting. If you cannot attend the meeting, please vote your shares by using our new Internet voting procedures or by returning the enclosed proxy card. You may cast your vote by Internet at www.eproxy.com/leg. Specific instructions for voting by Internet are included at the web site address. If you vote using the proxy card, please sign and return it in the enclosed self-addressed, postage-paid envelope.

                                          Sincerely,

                                          LEGGETT & PLATT, INCORPORATED

                                          /s/ Felix E. Wright
                                          Felix E. Wright
                                          President and Chief Executive
                                           Officer

                         Leggett & Platt, Incorporated

                              No. 1 Leggett Road
                           Carthage, Missouri 64836

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     To Be Held on Wednesday, May 3, 2000

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the "Company") will be held at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 3, 2000, at 10:00 a.m. local time:

  1. To elect fourteen (14) Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 8, 2000, are entitled to vote at the Annual Meeting.

  An Annual Report outlining the Company's operations during the fiscal year ended December 31, 1999, accompanies this Notice of Annual Meeting and the Proxy Statement.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 31, 2000

                         Leggett & Platt, Incorporated

                              No. 1 Leggett Road
                           Carthage, Missouri 64836

                         ANNUAL MEETING -- MAY 3, 2000

                                PROXY STATEMENT

  This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Leggett & Platt, Incorporated (the "Company") of proxies to be voted at the Annual Meeting of Shareholders on May 3, 2000, for the purposes set forth in the accompanying Notice of the meeting.

  We wish that all of our shareholders could attend the Annual Meeting and vote in person. However, since this may not be possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

  This Proxy Statement and the enclosed Annual Report contain information about matters to be voted on at the Annual Meeting, the Company, the Company's independent accountants, and the Company's Directors and Executive Officers. We hope this Proxy Statement is useful to you and helps you better understand your Company. This Proxy Statement is first being sent or given to shareholders on March 31, 2000.

  You may cast your vote by Internet at www.eproxy.com/leg. Alternatively, you may vote using the enclosed proxy card. If you vote using the proxy card, please sign and return it in the enclosed self-addressed, postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card. If you attend the Annual Meeting, you may vote in person.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INFORMATION ABOUT THE MEETING AND VOTING...................................   2
PROPOSAL ONE--ELECTION OF DIRECTORS........................................   3
PROPOSAL TWO--RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS.........   5
INFORMATION REGARDING THE COMPANY, ITS DIRECTORS AND EXECUTIVE OFFICERS....   6
  Leggett & Platt, Incorporated Common Stock Performance Graph.............   6
  Compensation Committee Report on Executive Compensation..................   7
  Executive Compensation and Related Matters...............................  10
  Ownership of Common Stock................................................  14
  Compliance with Section 16(a) of the Securities Exchange Act of 1934.....  15
FINANCIAL DATA.............................................................  15
2001 SHAREHOLDER PROPOSALS.................................................  16
OTHER MATTERS..............................................................  16

                   INFORMATION ABOUT THE MEETING AND VOTING

  This Proxy Statement is furnished to shareholders of Leggett & Platt, Incorporated in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders of the Company on May 3, 2000. The Board solicits your proxy on the card enclosed or by Internet vote.

Right to Revoke Proxy; Voting of Proxy

  Any shareholder giving the enclosed proxy or voting by Internet can revoke it by (i) submitting a proxy (including a proxy via Internet) bearing a later date, (ii) providing written notice of revocation to the Company at or prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting in the manner specified in the proxy.

  If no specification is made on a proxy, the proxy will be voted FOR the election of each nominee for Director in Proposal 1, FOR the ratification of the selection of the Company's independent accountants in Proposal 2, and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment.

Solicitation of Proxies

  The enclosed proxy is solicited by and on behalf of the Board. The expense of soliciting proxies for the Annual Meeting, including the cost of mailing and voting by Internet, will be borne by the Company. The Company will request persons holding stock as beneficial owners, custodians, nominees or the like, to send proxy materials to their principals requesting authority to vote the proxies. The Company will reimburse such persons for their solicitation expenses.

  If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, will request the return of proxies personally or by telephone, facsimile or the Internet.

Voting Securities Outstanding; Quorum

  The only class of outstanding voting securities is the Company's $.01 par value common stock ("Common Stock"). On March 8, 2000, there were 198,781,573 shares of Common Stock outstanding and entitled to vote. Only shareholders of record at the close of business on March 8, 2000, are entitled to vote at the Annual Meeting.

  A majority of the outstanding shares of Common Stock present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned for not more than 90 days to reach a quorum.

  Every shareholder has the right to vote, in person or by proxy, one vote per share on all matters. Shares represented by proxies marked "Withhold Authority" with respect to the election of Directors, and proxies marked "Abstain" on the remaining proposals will be counted in determining whether a quorum is present. Broker non-votes are also counted in determining whether a quorum is present. "Broker non-votes" occur when a broker indicates on the proxy that it lacks discretionary authority to vote on a particular matter for beneficial owners who have not provided voting instructions. Votes withheld (for the election of directors) have the effect of a vote "against," and abstentions and broker non-votes have the effect of "no" votes.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Annual Meeting, 14 Directors will be elected who will hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the 14 nominees named below. Each of these nominees, except Mr. Clark, was elected by the shareholders at the last Annual Meeting. Richard L. Pearsall, a current Director of the Company, will be retiring as a Director in May 2000 and will not stand for re-election. If any nominee named below is not a candidate for election as a Director at the Annual Meeting (an event which the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

  Raymond F. Bentele, age 63, served as President and Chief Executive Officer of Mallinckrodt, Inc. from 1981 until his retirement in 1992. He serves as a director of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products; Kellwood Company, an apparel and camping goods manufacturer; and IMC Global, Inc., a producer of crop nutrient minerals. He was first elected as a Director of the Company in 1995.

  Ralph W. Clark, age 59, was a Vice President of International Business Machines Corporation ("IBM") from 1988 until 1994, where he served as Assistant General Manager of Application Software Group, President of the General and Public Sector Division (a software division), and President of Skill Dynamics, IBM's education division. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark serves as a director of Computer Learning Centers, Inc., an educational and training company for computer software and operations.

  Harry M. Cornell, Jr., age 71, is Chairman of the Company's Board of Directors. He previously served the Company as Chief Executive Officer until May 1999. Mr. Cornell was first elected as a Director of the Company in 1958.

  Robert Ted Enloe, III, age 61, is Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership. He served as President of Liberte Investors, Inc. from 1975 until 1996 and was Chief Executive Officer of Liberte Investors, Inc. from 1992 until 1996. Mr. Enloe serves as a director of Compaq Computer Corporation, a computer manufacturer; SIXX Holdings, Inc., an operator of Italian restaurants; Liberte Investors, Inc., a holding company seeking acquisitions of operating companies; and SierraCities.com, a commercial leasing firm. He was first elected as a Director of the Company in 1969.

  Richard T. Fisher, age 61, is Managing Director of CIBC Oppenheimer & Company, an investment banking firm. He was first elected as a Director of the Company in 1972.

  Bob L. Gaddy, age 59, was elected Senior Vice President of the Company in 1996. Since that time, he has also served as Chairman and Chief Executive Officer of Aluminum Products. Since 1993, Mr. Gaddy has served as Chairman of the Board and Chief Executive Officer of Pace Industries, Inc., a wholly owned subsidiary of the Company. Mr. Gaddy was first elected as a Director of the Company in 1996.

  David S. Haffner, age 47, was elected Chief Operating Officer of the Company in 1999. He is the Company's Executive Vice President and previously served the Company as Senior Vice President. Mr. Haffner was first elected as a Director of the Company in 1995.

  Thomas A. Hays, age 67, served as Deputy Chairman of May Department Stores Company from 1993 until his retirement in April 1996. He was President of May Department Stores Company from 1985 to 1993. Mr. Hays serves as a director of Payless ShoeSource, Inc., a retail shoe chain, and Ameren Corporation, an electric utility company. He was first elected as a Director of the Company in 1996.

  Robert A. Jefferies, Jr., age 58, is Senior Vice President, Mergers, Acquisitions and Strategic Planning of the Company. He previously served the Company as Senior Vice President, General Counsel and Secretary. Mr. Jefferies was first elected as a Director of the Company in 1991.

  Alexander M. Levine, age 68, is Managing Director of Waterline Capital LLC, a venture capital investment firm. He previously served the Company as Director of International Development and later as Special Advisor. He was first elected as a Director of the Company in 1989.

  Duane W. Potter, age 68, is Senior Vice President of the Company and President-Foam Components Group. He previously served the Company as Senior Vice President and President-Bedding Components Group. Mr. Potter was first elected as a Director of the Company in 1996.

  Maurice E. Purnell, Jr., age 60, is a partner in the law firm of Locke Liddell & Sapp LLP. He was first elected as a Director of the Company in 1988.

  Alice L. Walton, age 50, is Chairman of Llama Company, an investment banking firm. She served as Chief Executive Officer of Llama Company from 1990 to 1998. She was first elected as a Director of the Company in 1998.

  Felix E. Wright, age 64, was elected Chief Executive Officer of the Company in May 1999. He is Vice Chairman of the Company's Board of Directors and serves as the Company's President. He previously served the Company as Chief Operating Officer and Executive Vice President. He was first elected as a Director of the Company in 1977.

Board Meetings and Committees

  The Board held four meetings in 1999. All Directors attended at least 75% of the aggregate of the Board meetings and the committees on which they served in 1999, except for Ms. Walton who was absent for two Board meetings and two committee meetings.

  The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. Under present arrangements, non-employee Directors receive a retainer of $19,000 per year and a fee of $3,000 for attending each regular or special meeting of the Board. Each employee Director receives an annual retainer of $3,000. Non-employee Directors who serve on Board committees receive additional fees for committee participation. Committee chairmen receive a $1,000 annual retainer. Each committee member, including chairmen, receive an attendance fee of $500 for each meeting held in conjunction with a regular Board meeting and $1,000 for each meeting that is not in conjunction with a regular Board meeting.

  The Audit Committee consists of Messrs. Bentele, Fisher, Hays, Levine, Pearsall, and Purnell and Ms. Walton. Mr. Bentele is Chairman. The Audit Committee is responsible for (i) recommending to the Board the selection of the Company's outside auditors, (ii) reviewing the audit scope and risk assessment process, (iii) reviewing relationships that may affect the independence of the outside auditors, (iv) reviewing any major internal control or accounting issues of the Company, (v) reviewing and discussing with management and the outside auditors the annual audited financial statements included in the Company's 10-K, and (vi) reviewing the Company's compliance with various laws and regulations. The Audit Committee held four meetings in 1999.

  The Compensation Committee consists of Messrs. Enloe, Fisher and Pearsall. Mr. Enloe is Chairman. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held two meetings in 1999.

  The Nominating Committee consists of Messrs. Hays, Purnell and Wright. The duties of the Nominating Committee are to review and recommend the size and composition of the Board of Directors and its Committees. The Nominating Committee will consider nominees recommended by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors may do so by submitting the candidate's name and other information, as provided by the Company's Bylaws, to the Secretary of the Company at No. 1 Leggett Road, Carthage, Missouri 64836. The Nominating Committee held one meeting by telephone in 1999.

Vote Required for Election

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the election of Directors. The Board recommends that you vote FOR the election of each of the Director nominees.

                                 PROPOSAL TWO

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP, or its predecessor Price Waterhouse, has been engaged as the Company's independent accountants for each year beginning with the year ended December 31, 1991.

  It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and also will be available to respond to appropriate questions.

Vote Required for Ratification

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

    INFORMATION REGARDING THE COMPANY, ITS DIRECTORS AND EXECUTIVE OFFICERS

  The following additional information about the Company and its Directors and Executive Officers is provided below.

                         LEGGETT & PLATT, INCORPORATED

                        COMMON STOCK PERFORMANCE GRAPH

  The Company became part of the Standard & Poor's 500 Stock Index during 1999. As a result, the Company is required by Securities and Exchange Commission rules to compare its returns against both the S&P 500 Composite Index and the index used by the Company in the immediately preceding year, the New York Stock Exchange's Composite Index. The following graph compares the cumulative total return to shareholders on the Company's Common Stock over the five years ended December 31, 1999, to the returns on the S&P 500 Composite Index, the NYSE Composite Index and a listing of peer companies in the SIC Code 251 Household Furniture Index prepared and published by Media General Financial Services of Richmond, Virginia (the "Peer Group"). Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.
             LEGGETT &      HOUSEHOLD    NYSE MARKET  S&P 500
YEAR         PLATT, INC.    FURNITURE    INDEX        INDEX
----         ----------     ---------    ----------   --------
1994              100            100          100         100
1995           140.98         125.08       129.66      137.58
1996           204.72         158.98       156.20      169.17
1997           250.98         211.55       205.49       225.6
1998           267.14         232.97       244.52      290.08
1999           264.43         213.28       267.75      351.12

  The comparison assumes separate $100 investments were made on December 31, 1994, in Company Common Stock, the S&P 500 Composite Index, the NYSE Composite Index, and the Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Peer Group consists of 15 companies in the household furniture industry selected, prepared and published by Media General Financial Services. This index is available to shareholders by contacting the Company's Investor Relations Department (800-888-4569).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee (the "Committee") establishes executive compensation policies and approves compensation (including stock awards and stock options) of the Executive Officers of the Company. The Committee presently consists of Messrs. Enloe, Fisher, and Pearsall. Each is a non-employee Director, and Mr. Enloe serves as Chairman.

  Set out below is the report of the Committee concerning compensation of the Executive Officers of the Company for the fiscal year ended December 31, 1999.

General Policies

  The compensation of Company executives is designed to attract, retain, and motivate high quality Executive Officers while at the same time aligning the interests of the Executive Officers with the interests of the shareholders. Executive compensation is determined by both Company performance generally and the executive's individual contribution. Ownership of Common Stock by Executive Officers is strongly encouraged because it focuses the Company's executives on the significance of maximizing shareholder value.

Determination of Salaries Generally

  The Committee annually reviews the Executive Officers' salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and are developed in consultation with the Company's Human Resources Department. Merit increase guidelines are prepared annually by Company management, approved by the Compensation Committee, and apply to Company managers generally. The Committee's review of management recommendations, although largely subjective and informal, takes into consideration the Company's performance over the preceding year and each executive's individual performance and contribution related to the executive's particular business unit or function, as well as the contribution by the executive or the business unit to overall Company performance. The Committee believes the Company's executive salaries generally have been set at conservative levels given the executives' responsibilities, experience, length of service, skills, and performance.

Salaries of Chief Executive Officers

  In May 1999, Mr. Cornell was succeeded by Mr. Wright as the Company's Chief Executive Officer. Mr. Cornell did not receive a salary increase during 1999. While he is no longer the Chief Executive Officer, Mr. Cornell continues to serve as the Company's Chairman of the Board. Mr. Wright's 1999 salary for serving as Chief Executive Officer was 8.6% higher than the salary he received as the Company's President and Chief Operating Officer in 1998. Mr. Wright's salary increase for 1999 was based primarily on the Company's performance in 1998 and his promotion to Chief Executive Officer. For the year ended December 31, 1998, the Company experienced record net earnings of $1.24 per share representing an increase of 14.8% over 1997. For the same period, the Company's sales increased 15.9% from $2.909 billion to $3.370 billion. The Company's return on average equity for 1998 was 19%.

  Employment contracts with certain Executive Officers, including Mr. Cornell and Mr. Wright, are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under Mr. Wright's employment contract, his annual percentage increase in salary must, unless waived by him, be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest-paid executives other than Mr. Wright. This contractual provision did not affect his salary increase for 1999.

Determination of Bonuses Generally

  Bonuses may be awarded under the Company's 1999 Key Officers Incentive Plan (the "Bonus Plan"). All Bonus Plan bonuses (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company's adjusted average equity ("ROAAE") and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA"). ROAAE and ROANA are given equal weight in the formula.

  The size of each participant's bonus is determined by applying the bonus formula to a percentage of the participant's salary (the "target percentage"). Target percentages appearing in the Summary Compensation Table were established upon the adoption of the Bonus Plan in 1999. These percentages are consistent with the target percentages previously established under the Company's Key Management Incentive Compensation Plan (the "Incentive Plan"), a plan which is substantially similar to the Bonus Plan and remains in operation for other Company employees. If threshold ROAAE or ROANA levels are met, a portion of the applicable target percentage becomes payable. This portion increases as the returns increase above the thresholds. Total bonuses to all Bonus Plan and Incentive Plan participants may not exceed 4% of EBIT.

  The bonus may be greater than 100% of the target percentage, subject to the overall EBIT limit on bonuses. In 1999, thresholds were exceeded and total bonuses for Executive Officers were 167.9% of their 1998 target percentages. Total bonus payments were well below the overall EBIT limits in 1999. Thresholds and performance criteria in 1999 for the Bonus Plan were the same as the criteria in 1997 and 1998 for the Incentive Plan, and are anticipated to be the same in 2000.

Bonuses of Chief Executive Officers

  Mr. Cornell's bonus was 60% of his salary for 1999, prorated for the portion of the year during which he served as Chief Executive Officer. Mr. Cornell's target percentage has not changed in 22 years. The target percentage for Mr. Wright also was 60% of his 1999 salary. Mr. Wright's target percentage was increased to 60% in 1997. The bonuses of Messrs. Wright and Cornell were determined by the application of the bonus formula in the same manner as other bonuses were determined under the Bonus Plan.

Stock Options

  Options to purchase the Company's Common Stock tie the interests of the Company executives directly to the performance of the Company's Common Stock. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Only through enhancing shareholder wealth will the Company's Executive Officers and other managers receive the full potential of this important part of their compensation package. Approximately 1,600 employees, including Executive Officers, presently hold stock options. The "Option Grants in 1999" table located on page 11 provides a description of the options granted to each of the five most highly compensated Executive Officers during 1999.

Other Stock-Based Compensation

  In addition to stock options, the Company has other compensation plans that encourage executive ownership of Company Common Stock. Under various stock purchase plans, Executive Officers and more than 8,000 other employees contribute their own funds toward the purchase of Common Stock.

  All of the Company's Executive Officers participate in the Company's Executive Stock Purchase Program ("ESPP"). The purpose of the ESPP is to assist Company management employees in saving for their retirement while building a long-term stake in the Company.

  Under the ESPP, the Company grants cash awards in the amount of 50% of an executive's "Eligible Contributions" to the Company's 1989 Discount Stock Plan (the "Stock Plan"), plus an additional amount which is withheld to pay a portion of the executive's federal and state taxes attributable to the cash awards ("tax offset bonus"). The Stock Plan is a plan qualified under Section 423 of the Internal Revenue Code ("Code") under which employees may purchase Company Common Stock at a discount. "Eligible Contributions" are contributions made by the executive to the Stock Plan, limited to 5.7% of his compensation above his compensation base (in most cases $22,821). In addition, the ESPP provides for an additional cash award in the amount of 50% of Eligible Contributions plus a tax offset bonus if performance criteria are met for the year in question. The performance criterion in 1999 was a 12.5% return on average equity, the same as the goal in 1997 and 1998. The performance goal was met in 1999.

  Certain Executive Officers, including Mr. Wright, may participate only partially in the ESPP. For this reason they receive awards of Company Common Stock under the Company's 1989 Flexible Stock Plan. These stock awards are designed to be substantially similar to participation in the ESPP.

Other Matters

  Due to limitations imposed by the Code, Mr. Cornell, Mr. Wright and other Executive Officers have been unable for several years to fully participate in the Company's tax-qualified Retirement Plan. For this reason the Committee approved payments to these Executive Officers in 1999 to compensate them for the reductions (through 1999) of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. In 1999, the Company adopted the Bonus Plan which is intended to comply with Section 162(m). No Executive Officer of the Company received compensation in 1999 which exceeded the $1 million threshold.

                               R. Ted Enloe, III (Chairman)
                               Richard T. Fisher
                               Richard L. Pearsall

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

  The following table sets forth a summary of certain compensation provided to the Company's five most highly compensated Executive Officers for each of the three years in the period ended December 31, 1999.

                          SUMMARY COMPENSATION TABLE

                                                              Long-Term
                                 Annual Compensation         Compensation
                         ----------------------------------- ------------
                                                              Securities    All Other
   Name and Principal                           Other Annual  Underlying   Compensation
        Position         Year  Salary   Bonus   Compensation  Options(#)       (6)
   ------------------    ---- -------- -------- ------------ ------------  ------------
Harry M. Cornell, Jr.... 1999 $620,885 $513,157     -0-        120,869(1)    $210,446
 Chairman of the Board   1998 $667,231 $654,810     -0-         55,200(1)    $219,520
                         1997 $603,577 $684,786     -0-         39,892(1)    $199,993

Michael A. Glauber...... 1999 $304,890 $248,717     -0-         49,563(2)    $ 75,335
 Senior Vice President,  1998 $294,423 $219,110     -0-         12,829(2)    $ 69,692
 Finance and
  Administration         1997 $259,654 $223,117     -0-         29,116(2)    $ 57,163

David S. Haffner........ 1999 $435,566 $399,123     -0-        118,527(3)    $ 97,426
 Executive Vice
  President and          1998 $393,385 $290,887     -0-         33,655(3)    $ 85,262
 Chief Operating Officer
  and                    1997 $343,577 $294,682     -0-         37,570(3)    $ 73,242
 Director

Robert A. Jefferies,
 Jr..................... 1999 $388,422 $314,377     -0-         83,490(4)    $ 85,328
 Senior Vice President,  1998 $376,846 $277,287     -0-         22,884(4)    $ 79,930
 Mergers, Acquisitions
  and                    1997 $339,177 $286,263     -0-         60,749(4)    $ 69,757
 Strategic Planning and
  Director

Felix E. Wright......... 1999 $652,874 $709,084     -0-        452,412(5)    $189,157
 President and Chief
  Executive              1998 $620,308 $614,514     -0-         38,788(5)    $174,052
 Officer and Vice        1997 $530,116 $617,430     -0-         76,304(5)    $141,632
 Chairman
 of the Board

---------------------
(1) 1999 includes stock options for 18,494 shares awarded Mr. Cornell in lieu of $251,618 of 1999 bonus. 1998 includes stock options for 50,004 shares awarded in lieu of $654,810 of 1998 bonus. 1997 includes stock options for 39,892 shares awarded in lieu of $684,786 of 1997 bonus. (The bonus foregone is also shown in the "Bonus" column.)
(2) 1999 includes stock options for 1,063 shares awarded Mr. Glauber in lieu of $15,085 of 1999 salary. 1998 includes stock options for 12,542 shares awarded in lieu of $215,307 of 1998 salary. 1997 includes stock options for 14,116 shares awarded in lieu of $176,300 of 1997 salary. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(3) 1999 includes stock options for 29,336 shares awarded Mr. Haffner in lieu of $399,123 of 1999 bonus and 19,091 shares awarded in lieu of $250,000 of 1999 salary. 1998 includes stock options for 19,091 shares awarded in lieu of $250,000 of 1998 bonus and 14,564 shares awarded in lieu of $250,000 of 1998 salary. 1997 includes stock options for 8,006 shares awarded in lieu of $100,000 of 1997 salary and 14,116 shares awarded in lieu of $250,000 of 1997 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(4) 1999 includes stock options for 22,215 shares awarded Mr. Jefferies in lieu of $315,474 of 1999 salary. 1998 includes stock options for 22,198 shares awarded in lieu of $373,129 of 1998 salary. 1997 includes stock options for 26,916 shares awarded in lieu of $336,177 of 1997 salary and 18,833 shares awarded in lieu of $286,263 of 1997 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)

(5) 1999 includes stock options for 52,118 shares awarded Mr. Wright in lieu of $709,084 of 1999 bonus and 50,294 shares awarded in lieu of $658,614 of 1999 salary and certain other benefits. 1998 includes stock options for 46,927 shares awarded in lieu of $614,514 of 1998 bonus and 35,960 shares awarded in lieu of $616,711 of 1998 salary. 1997 includes stock options for 40,336 shares awarded in lieu of $503,768 of 1997 salary and 35,968 shares awarded in lieu of $617,430 of 1997 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(6) The majority of All Other Compensation represents awards under the Company's Executive Stock Purchase Program ("ESPP") and Flexible Stock Plan which replace benefits not available to the Executive Officers under the Company's tax-qualified defined contribution plan. The amounts disclosed for 1999 include: life insurance premiums (Cornell -- $1,713, Wright -- $768); disability insurance premiums (Glauber -- $5,663, Haffner -- $4,939, Jefferies -- $4,075); ESPP and stock awards (Cornell -- $177,808, Glauber -- $61,587, Haffner -- $90,175, Jefferies -- $69,520,
    Wright -- $153,096); payments made to compensate for reductions in retirement benefits resulting from inability to fully participate in the Company's tax-qualified defined benefit retirement plan (Cornell -- $23,941, Glauber -- $4,035, Haffner -- $1,124, Jefferies -- $7,683, Wright
    -- $30,351); and life insurance income (Cornell -- $6,984, Glauber -- $4,050, Haffner -- $1,188, Jefferies -- $4,050, Wright -- $4,941).

Stock Option Information

  The following table provides information concerning stock options granted during the year ended December 31, 1999, to the Executive Officers named above.

                             OPTION GRANTS IN 1999

                                      % of
                                      Total
                                     Options           Market            Potential Realizable Value at
                                     Granted           Price                Assumed Annual Rates of
                                       to     Exercise   on                 Stock Price Appreciation
                         Options    Employees  Price    Date                   for Option Term(1)
                         Granted    in Fiscal  ($ per    of   Expiration ------------------------------
Name                       (#)        Year     Share)  Grant     Date       0%        5%        10%
----                     -------    --------- -------- ------ ---------- -------- ---------- ----------
H. Cornell, Jr..........  50,004(2)    3.4%    $ 3.85  $19.25  3/22/2014 $770,062 $1,808,613 $3,828,408
                          18,494(4)            $ 4.00  $20.00 12/12/2014 $295,904 $  694,978 $1,471,105
                         102,375               $20.00  $20.00  4/11/2004 $      0 $  565,686 $1,250,019

M. Glauber..............  48,500       1.0%    $20.00  $20.00  4/11/2004 $      0 $  267,993 $  592,195

D. Haffner..............  19,091(2)    3.0%    $ 3.85  $19.25  3/22/2014 $294,001 $  690,509 $1,461,646
                          19,091(3)            $ 3.85  $19.25  3/22/2014 $294,001 $  690,509 $1,461,646
                          29,336(4)            $ 4.00  $20.00 12/12/2014 $469,376 $1,102,405 $2,333,531
                          14,700(5)            $ 4.00  $20.00 12/12/2014 $235,200 $  552,405 $1,169,311
                          70,100               $20.00  $20.00  4/11/2004 $      0 $  387,347 $  855,935

R. Jefferies, Jr........  28,783(5)    1.8%    $ 4.00  $20.00 12/12/2014 $460,528 $1,081,624 $2,289,543
                          61,275               $20.00  $20.00  4/11/2004 $      0 $  338,583 $  748,180

F. Wright...............  46,927(2)   10.9%    $ 3.85  $19.25  3/22/2014 $722,676 $1,697,320 $3,592,826
                          50,294(3)            $ 3.85  $19.25  3/22/2014 $774,528 $1,819,102 $3,850,611
                          52,118(4)            $ 4.00  $20.00 12/12/2014 $833,888 $1,958,520 $4,145,724
                          50,563(5)            $ 4.00  $20.00 12/12/2014 $809,008 $1,900,085 $4,022,032
                         150,000               $20.00  $20.00  4/11/2004 $      0 $  828,845 $1,831,530
                         200,000               $20.00  $20.00  4/11/2009 $      0 $2,515,579 $6,374,970

---------------------
(1) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date of option grant until their expiration date at the rate of 0%, 5% and 10% per annum compounded.
(2) Stock option grant in lieu of 1998 bonus. The options are vested but do not become exercisable until March 23, 2000.

(3) Stock option grant in lieu of 1999 salary. The options are vested but do not become exercisable until March 23, 2000.
(4) Stock option grant in lieu of 1999 bonus. The options are vested but do not become exercisable until December 13, 2000.
(5) Stock option grant in lieu of 2000 salary. The options vest as salary is earned but do not become exercisable until December 31, 2000.

  The table below provides information concerning stock options exercised during the year ended December 31, 1999, by the five named Executive Officers and stock options held by them as of December 31, 1999.

              OPTION EXERCISES IN 1999 AND 12/31/99 OPTION VALUES

                                                                          Value of Unexercised In-
                                                  Number of Unexercised     the- Money Options at
                           Shares                  Options at 12/31/99            12/31/99
                          Acquired     Value    ------------------------- -------------------------
Name                     On Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Harry M. Cornell, Jr....    29,932   $  478,912   231,094      179,623    $3,397,627   $1,449,177
Michael A. Glauber......    48,678   $  873,187   205,562       68,500    $3,063,106   $  410,856
David S. Haffner........   121,032   $2,160,797   274,088      172,318    $4,566,869   $1,881,310
Robert A. Jefferies,
 Jr.....................    96,348   $1,673,442   328,396      110,058    $5,504,009   $  931,124
Felix E. Wright.........   248,596   $4,386,696   392,932      552,820    $6,606,626   $4,036,874

Retirement Plan

  The Company has a voluntary, tax-qualified, defined benefit pension plan (the "Retirement Plan"). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not allowed to discontinue contributions to the Retirement Plan while still in the employ of the Company. Normal retirement benefits are equal to 1% of the employee's career average earnings times the number of years the employee was a participant in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

  The estimated annual benefits payable upon normal retirement are listed below for the named Executive Officers.

                                                               Projected Annual
   Executive Officer                                          Retirement Benefit
   -----------------                                          ------------------
   Harry M. Cornell, Jr......................................      $67,388
   Michael A. Glauber........................................      $40,276
   David S. Haffner..........................................      $53,516
   Robert A. Jefferies, Jr...................................      $38,585
   Felix E. Wright...........................................      $48,361

  As described below, Messrs. Cornell and Wright are entitled to supplemental pension payments. If Mr. Cornell retired at December 31, 2000, his estimated annual supplemental pension payment would be $741,940. If Mr. Wright retired at December 31, 2000, his estimated annual supplemental pension payment would be $385,036. Messrs. Cornell and Wright's annual pension payments are based upon 65% and 35%, respectively, of the average of their highest consecutive five-year earnings.

Change-in-Control Arrangements and Employment Contracts

  Messrs. Cornell, Jefferies and Wright are parties to severance benefit agreements with the Company. The severance benefit agreements have no fixed expiration dates. Messrs. Cornell, Jefferies and Wright are parties to employment contracts with the Company that expire on May 10, 2000, December 31, 2006, and October 1, 2002, respectively, subject to certain provisions which allow earlier termination in the event of total disability and for cause. Under Mr. Jefferies and Mr. Wright's employment contracts, compensation levels are at the discretion of the Company's Compensation Committee subject to the provision that annual percentage increases in salary must, unless waived by the executive, be at least equal to percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company's five highest paid executives other than the executive and the Company's Chief Executive Officer.

  Mr. Cornell and Mr. Wright are entitled to a supplemental pension in addition to the pension each is entitled to under the Retirement Plan. Mr. Cornell is entitled to the supplemental pension upon termination of employment, while Mr. Wright is entitled to the supplemental pension beginning the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of each executive's highest consecutive five-year earnings ("Average Earnings"). These payments are 65% and 35% of Average Earnings for Mr. Cornell and Mr. Wright, respectively. While each of Mr. Cornell and Mr. Wright receives supplemental pension payments, the Company will provide each of them and his respective dependents with life, hospitalization, and medical insurance benefits.

  If either Mr. Jefferies or Mr. Wright is terminated without cause, each is entitled to continue to receive his total compensation at the time of his termination until the earlier of five years after termination or December 31, 2006, in the case of Mr. Jefferies, and October 1, 2002, in the case of Mr. Wright.

  Mr. Cornell and Mr. Wright may elect to enter into two-year consulting agreements within 120 days after termination of employment, except in the case of total disability or termination for cause. Mr. Cornell will be paid for consulting services in amounts equal to 100% for the first year and 75% for the second year of his total 1998 compensation. Mr. Wright will be paid an amount equal to 60% of Average Earnings for each year of his consulting agreement.

  In the event of a hostile change-in-control, Mr. Jefferies may elect to enter into a consulting agreement in which he will be paid an amount equal to 100% for the first year and 75% for the second year of total cash compensation in the year immediately preceding termination.

  The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive's employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for "good reason." The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive's annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits he obtains.

  The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive's cash compensation preceding the year of termination and certain fringe benefits for one year.

  If Mr. Cornell, Mr. Wright or Mr. Jefferies elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

Related Transactions

  In 1999, Mr. Cornell leased to the Company, on a month-to-month basis, certain real estate located in Keystone, Colorado for $1,925 per month.

  Pace Industries, Inc., a subsidiary of the Company, leases its corporate offices in Fayetteville, Arkansas as a sublessee for a portion of the space under a lease held by Gaddy Investment Company ("GICO"), a corporation controlled by Mr. Gaddy. Mr. Gaddy is the Chairman and 100% stockholder of GICO. Rental expense under this lease was $196,661 for 1999. Management believes that the terms of this lease agreement are at least as favorable as could have been obtained from unaffiliated third parties.

  During 1999, Mr. Gaddy, either personally or through GICO or Vestamerica, Inc., an entity wholly owned by him, paid Pace Industries, Inc. $98,088 for airplane usage.

  Locke Liddell & Sapp LLP performed legal services for the Company in 1999, and it is anticipated that they will perform legal services for the Company in 2000. Mr. Purnell is a partner in Locke Liddell & Sapp LLP.

  In 1999, the Company purchased shares of Common Stock from several of its Executive Officers and Directors. These purchases were made at prevailing market prices at the time of purchase. Most of the purchases were made in connection with the exercise of non-qualified stock options by the Executives. Details of the purchases are set out below.

                                                      Number           Market Price
      Purchase Date              Name                of Shares          per Share
      -------------              ----                ---------         ------------
      February 17         Robert G. Griffin            2,512             $21.1875
      May 12              Ernest C. Jett               7,500             $26.3125
      May 25              Duane W. Potter             16,375             $25.4375
      June 1              Michael A. Glauber           4,000             $26.3750
      July 7              Ernest C. Jett               3,711             $27.625
      October 18          Robert G. Griffin            1,332             $22.00

                           OWNERSHIP OF COMMON STOCK

  The table below sets forth the beneficial ownership of Common Stock on February 21, 2000, by the Company's Directors, the five most highly compensated Executive Officers, and all Directors and Executive Officers as a Group.

                                                            Common Stock
                                                        -----------------------
                                                        Beneficially     % of
           Directors and Executive Officers               Owned(1)     Class(2)
           --------------------------------             ------------   --------
Raymond F. Bentele, Director...........................       9,577       --
Ralph W. Clark, Nominee for Director...................           0       --
Harry M. Cornell, Jr., Chairman of the Board...........   5,340,584     2.71%
Robert Ted Enloe, III, Director........................      12,809       --
Richard T. Fisher, Director............................     116,800       --
Bob L. Gaddy, Senior Vice President and Chairman and
 Chief Executive Officer
 of Aluminum Products and Director.....................   1,442,195(3)   .73%
Michael A. Glauber, Senior Vice President, Finance and
 Administration........................................     555,019      .28%
David S. Haffner, Executive Vice President and Chief
 Operating Officer and Director........................     829,956      .42%
Thomas A. Hays, Director...............................      28,757       --
Robert A. Jefferies, Jr., Senior Vice President,
 Mergers, Acquisitions and Strategic Planning and
 Director..............................................     832,315      .42%
Alexander M. Levine, Director..........................   1,053,648      .54%
Richard L. Pearsall, Director..........................     954,762      .49%
Duane W. Potter, Senior Vice President and Director....     579,031      .29%
Maurice E. Purnell, Jr., Director......................      19,506       --
Alice L. Walton, Director..............................     232,587      .12%
Felix E. Wright, President and Chief Executive Officer
 and Director..........................................   2,758,433(4)  1.40%
All Executive Officers and Directors as a Group (21
 Persons)..............................................  15,223,168     7.65%

  In addition, Herbert C. Casteel, Frank E. Ford, Jr., and Jack B. Morris, Advisory Directors of the Company, beneficially owned 91,624, 809,103, and 3,620,875 shares, respectively, of Common Stock which represents .05% .41% and 1.84%, respectively, of the total outstanding Common Stock.
---------------------
(1) The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from February 21, 2000, by way of option exercise: Mr. Bentele--5,577; Mr. Cornell-- 281,098; Mr. Enloe--8,809; Mr. Ford--5,676; Mr. Gaddy--282,884; Mr.
    Glauber--208,562; Mr. Haffner--315,270; Mr. Hays--8,757; Mr. Jefferies-- 331,396, Mr. Potter--125,918; Mr. Purnell--9,506; Ms. Walton--5,079; Mr.
    Wright--533,071; and all Executive Officers and Directors as a group (21 Persons)--2,352,826.
(2) Beneficial ownership of less than .1% of the class is not shown.
(3) Includes 8,849 shares held by a private charitable foundation of which Mr. Gaddy is co-trustee. He shares voting and investment power of these shares.
(4) Includes 78,230 shares held as Trustee for the Felix S. Wright Revocable Trust and 74,216 shares held as Trustee for the Opal Wright Revocable Trust.

Security Ownership of Certain Beneficial Owners

  The Company knows of no beneficial owner of more than 5% of its Common Stock as of February 21, 2000, except as set out below.

                                                                         Percent
Name and Address                                  Amount and Nature of     of
of Beneficial Owner                              Beneficial Ownership(1)  Class
-------------------                              ----------------------- -------
FMR Corp........................................       20,398,738        10.39%
 82 Devonshire Street
 Boston, MA 02109

---------------------
(1) FMR Corp. has sole dispositive power with respect to 20,398,738 shares and sole voting power with respect to 880,758 shares. This information is based on Amendment No. 5 to Schedule 13G of FMR Corp., dated February 11, 2000, which reported beneficial ownership as of December 31, 1999.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors to file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission and the New York and Pacific Stock Exchanges. The Company must identify in its Proxy Statement those individuals for whom one of these reports was not filed in a timely manner.

  Felix E. Wright became trustee of 78,230 shares as a result of the death of his father. These shares became reportable on Mr. Wright's Form 5 for the year ended December 31, 1999, which was due on February 14, 2000. Due to an error by Company personnel, Mr. Wright's Form 5 did not reflect the ownership of these shares. An amended Form 5 was filed promptly after the error was discovered.

                                FINANCIAL DATA

  The Company's Annual Report containing financial statements of the Company for the year ended December 31, 1999, has been enclosed in the same mailing with this Proxy Statement.

                          2001 SHAREHOLDER PROPOSALS

  Shareholder proposals must conform to the Company's Bylaws and the requirements of the Securities and Exchange Commission ("SEC"). If a shareholder intends to present a proposal at the 2001 Annual Meeting, SEC rules require that the Company receive the proposal by December 1, 2000, for possible inclusion in the Proxy Statement. The Company will determine whether to include a proposal in the Proxy Statement in accordance with SEC rules governing the solicitation of proxies.

  If a shareholder intends to nominate a candidate for Director, the Company's Bylaws require that the Company receive timely notice of the nomination. A nomination for the 2001 Annual Meeting will be considered timely if it is received by February 2, 2001. The notice of nomination must describe various matters specified in the Company's Bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, each proposed nominee, each of their occupations, and certain other information.

  If a shareholder intends to bring other business before the 2001 Annual Meeting, the Company's Bylaws require that the Company receive notice between January 10, 2001, and January 30, 2001. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the Company's Bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

  The Bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

  Each notice must be given to the Secretary of the Company, whose address is No. 1 Leggett Road, Carthage, Missouri 64836.

                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote the proxy in accordance with their judgment. The proxy gives them discretionary authority to vote on any additional matters that come before the meeting.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 31, 2000